Exhibit 99.1

CONTACT: Cerus Corporation

William J. Dawson, 925-288-6053

Vice President, Finance & CFO

or

Vida Communication (On behalf of CERUS)

Stephanie Diaz, 415-675-7401

Cerus Corporation Announces Fourth Quarter and Year-End Financial Results

CONCORD, Calif.—(BUSINESS WIRE)—Feb. 21, 2008—Cerus Corporation (NASDAQ:CERS) today announced results for the fourth quarter and year-ended December 31, 2007.

Total revenue for the three months ended December 31, 2007, was $2.4 million, derived entirely from product sales. Revenues recognized in the fourth quarter of 2007 did not include $1.5 million in deferred product revenue booked in the fourth quarter. Total revenue in the fourth quarter of 2006 was $13.7 million, of which $926,000 was from product sales. The remaining $12.7 million in revenue recognized in the fourth quarter of 2006 consisted of $12.2 million of milestone payments from BioOne and development funding under agreements with Baxter recognized during the quarter, as well as $562,000 in government grant funding. Cost of product sales was $1.7 million in the fourth quarter of 2007, up from $705,000 in the fourth quarter of 2006. Cost of product sales in the fourth quarter of 2007 included royalties payable to Fenwal. Under agreements with Baxter, the Company paid no royalties on product sales in 2006. Total operating expenses for fourth quarter of 2007 were $11.6 million, up from $8.1 million in the fourth quarter of 2006, primarily due to higher selling, general and administrative expenses associated with the Company’s commercialization efforts of the INTERCEPT Blood System in Europe.

Net loss from continuing operations in the fourth quarter of 2007 was $10.2 million compared to a net profit from continuing operations of $5.7 million for the comparable period in 2006. Net loss from discontinued operations was $1.2 million in the fourth quarter of 2007 compared to a net loss from discontinued operations of $2.7 million in the fourth quarter of 2006. Net loss for the fourth quarter of 2007 was $11.4 million, or $0.36 per share, compared to net income of $3.0 million, or $0.10 per share in the fourth quarter of 2006.

Total revenue for the year ended December 31, 2007, was $11.0 million, compared to $30.3 million in 2006, when $22.5 million of milestone payments from BioOne and development funding under agreements with Baxter were recognized. The Company recognized no such revenue in 2007. In addition, the Company recognized $1.8 million less in government grant funding in 2007 as compared to the prior year. However, product revenue for the INTERCEPT Blood System increased to $8.0 million during 2007, up 169% from $3.0 million during 2006. The Company also booked $1.5 million in deferred product revenue resulting from sales activity during the fourth quarter. Cost of product sales was $5.2 million in 2007, up from $1.5 million in 2006. Cost of product sales in 2007 included royalties payable to Baxter, then Fenwal. Under agreements with Baxter, the Company paid no royalties on product sales in 2006. Total operating expenses for 2007 were $49.0 million, up from $31.1 million in 2006, primarily due to higher selling, general and administrative expenses associated with the Company’s commercialization efforts of the INTERCEPT Blood System in Europe, and a $9.5 million non-cash write-down of the Company’s equity holding in BioOne taken in the second quarter of 2007.

Net loss from continuing operations for 2007 was $39.1 million compared to net profit from continuing operations of $2.4 million for 2006. Net loss from discontinued operations was $6.2 million in 2007 compared to a net loss from discontinued operations of $7.1 million in 2006. Net loss for 2007 was $45.3 million, or $1.42 per share, compared to a net loss of $4.8 million, or $0.18 per share in 2006. The Company ended the year with cash and marketable securities of $56.9 million, reflecting a cash burn of $36.6 million over the course of 2007.

Historically, Cerus has reported financial performance in two segments: blood safety and immunotherapy. In addition to direct segment revenue and cost of revenue, the Company also allocated direct and indirect research and development and selling, general and administrative expenses to its segments. In the fourth quarter of 2007, the Company spun off its immunotherapy business into a newly formed company funded by leading venture capital firms. As a consequence of the spin-off, financial results for all past periods have been restated to reflect the Company’s immunotherapy business as a discontinued operation. Included in the discontinued operation are immunotherapy revenue, cost of revenue, and direct and indirect research and development expenses related to that segment. The continuing operations includes the blood safety revenue, cost of revenue, direct and indirect research and development expenses of that segment and all selling, general and administrative expenses for both segments. As of mid-October, the Company no longer funded operations of the immunotherapy business.

“We are pleased to have completed the spin-off of our immunotherapy business and to be a focused blood safety company,” said Claes Glassell, president and chief executive officer of Cerus Corporation. “Now the measurement of our success is sales growth in Europe, regulatory progress in the U.S. and clinical advancement for our red blood cell program. We are pleased with the momentum that we gained in 2007. We look forward to a productive 2008.”

Highlights from the fourth quarter and recent developments include:

•	Continued commercial progress in Europe and the Middle East;

•	The FDA indicated that it will consider data from commercial use in Europe, as an alternative to a new Phase III trial, for potential approval of the platelet system;

•	The Advisory Committee on Blood Safety and Availability recommended implementation of pathogen inactivation in the United States;

•	Filed for regulatory approval of the platelet and plasma systems in Switzerland;

•	Advanced the red blood cell program; and

•	Successfully spun-off the immunotherapy business.

Quarterly Conference Call

The Company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. To access the webcast via the internet, log on to www.cerus.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software downloads. Alternatively, you may access the live conference call by dialing 877-407-0782 (U.S.) or 201-689-8567 (International). A telephone replay will be available approximately two hours after the call through 11:59 p.m. EST, February 28, 2008. To access the replay, please call 877-660-6853 (U.S.) or 201-612-7415 (International) and enter account number 286 and conference ID number 274491. The webcast will be archived on www.cerus.com through March 21, 2008.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion. Cerus currently markets the INTERCEPT Blood System for both platelets and plasma in Europe and the Middle East. The Company is also pursuing regulatory approvals in the United States and other countries. The INTERCEPT red blood cell system is currently in clinical development.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(In thousands except per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue:
Product revenue	$2,395	$926	$8,015	$2,975
Government grant and cooperative agreements	—	562	3,029	4,836
Milestones and development funding	—	12,168	—	22,499

Total Revenue	2,395	13,656	11,044	30,310

Cost of product revenue	1,664	705	5,228	1,541

Gross Profit	731	12,951	5,816	28,769
Operating expenses:
Research and development	4,126	3,930	14,957	16,036
Selling, general, and administrative	7,471	4,149	24,575	15,082
Impairment of long-term investment in related party	—	—	9,450	—

Total operating expenses	11,597	8,079	48,982	31,118

Income (Loss) from operations	(10,866)	4,872	(43,166)	(2,349)
Interest income and other, net	648	865	4,066	4,701

Income (Loss) from continuing operations before income taxes	(10,218)	5,737	(39,100)	2,352
Income taxes	—	—	—	—
Net income (loss) from continuing operations	$(10,218)	$5,737	$(39,100)	$2,352

Discontinued operations:
Loss from discontinued operations	(828)	(2,727)	(5,820)	(7,131)
Loss from sale of discontinued operations	(384)	—	(384)	—

Net loss from discontinued operations	(1,212)	(2,727)	(6,204)	(7,131)

Net income (loss)	$(11,430)	$3,010	$(45,304)	$(4,779)

Net income (loss) per share:
Basic	$(0.36)	$0.10	$(1.42)	$(0.18)
Diluted	$(0.36)	$0.10	$(1.42)	$(0.18)
Weighted average common shares outstanding used for basic and diluted income (loss) per share
Basic	32,060	28,800	31,870	26,870
Diluted	32,060	30,180	31,870	26,870

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(In thousands)

	December 31, 2007	December 31, 2006
Cash, cash equivalents, and short-term investments	$56,850	$93,416
Accounts receivable and other current assets	9,990	7,494
Inventories	7,062	1,833
Property and equipment, net	1,322	1,627
Other assets	2,985	11,447

Total Assets	$78,209	$115,817

Accounts payable and accrued liabilities	$16,786	$14,144
Deferred gain	—	586
Deferred revenues	1,504	—
Other current liabilities	30	84
Other long-term liabilities	2	32

Total liabilities	18,322	14,846

Stockholders’ equity	59,887	100,971

Total liabilities and stockholders’ equity	$78,209	$115,817